EXHIBIT 99.1

Press Release

Media Contact:

Terri Deuel
Internet Commerce Corporation
678-533-8003
ir@icc.net

Internet Commerce Corporation Acquires Managed EC Business from Inovis

Acquisition Extends Leadership in ECommerce Managed Services

Norcross, Georgia – March 17, 2005 - Internet Commerce Corporation (ICC) (NASDAQ: ICCA), a pioneer in the use of the Internet for business-to-business (B2B) e-commerce solutions, today announced that it has acquired Inovis’ Managed ECTM (MEC) business. Through this acquisition, Internet Commerce Corporation expects to generate approximately $4 million in incremental revenue which will be accretive to the net earnings over the next twelve months. The Company also broadens its base of customers with approximately 1,500 new customers, expands its presence with trading communities in retail, and extends its industry-leading EC Service Center offering.

“This acquisition complements and strengthens our EC Service Center, which is a strategic business opportunity, a key offering in ICC’s solution portfolio, and a focus area of growth,” said Thomas Stallings, chief executive officer of ICC. “With this acquisition, all elements of our business will benefit as we leverage our new customer base and strengthen our hand within retail.”

Stallings added that ICC will seamlessly integrate the acquired operations into the existing ICC EC Service Center in Carrollton, Georgia and expand the current operation delivering services to the combined customers.

Arthur Medici, ICC’s chief operating officer, noted that ICC is now well positioned as the industry leader in managed services that enable compliance with retailers’ extended supply chain processes. ICC will become one of the largest provider of EDI service bureau services for North America’s retail industry.

ICC’s EC Service Center serves as an extension to its customers’ organizations by performing activities that enable their participation in the extended supply chain. The EC Service Center is available within the ICC Managed Services portfolio as follows:

•	EDI-to-Fax – ICC receives its customers’ electronic formatted information, converts it into a fax-readable file, and routes that information to fax machines or email accounts.

•	Fax-to-EDI – ICC receives customers’ information via a fax or email. That information is then entered into a Web form and transmitted in formats that are consistent with trading partners’ specifications.

•	Labels – ICC generates and prints UCC-128 case labels and UPC stickers, tickets and hang tags.

•	UPC Catalog – ICC updates on-line UPC catalogs after receipt of electronic or hard-copy product information.

6801 Governors Lake Parkway Suite 110 Norcross GA 30071	678.533.8000	678.291.9610	www.icc.net

The EC Service Center combined with the breadth of ICC’s solutions provide trading communities with an end-to-end solution for enabling trading partners of all sizes and level of technical sophistication to reap the benefits of B2B ecommerce.

Concurrently, both companies announced a two-year extension to their existing interconnect services agreement.

About Internet Commerce Corporation (ICC)
Internet Commerce Corporation (ICC), headquartered in Norcross, GA, is a pioneer in the use of the Internet for business-to-business (B2B) e-commerce solutions. Thousand of customers rely on ICC’s comprehensive line of solutions, in-depth expertise, and unmatched customer service to help balance cost, fit, and function required to meet unique requirements for trading partner compliance, coordination, and collaboration. With its software solutions, network services, hosted web applications, managed services, and consulting services, ICC is the trusted provider of B2B solutions for businesses, regardless of size and level of technical sophistication, to connect with their trading communities. For more information, visit www.icc.net.

6801 Governors Lake Parkway Suite 110 Norcross GA 30071	678.533.8000	678.291.9610	www.icc.net